Exhibit 99.1

Fifth Street Finance Corp. Expands its Syndicated Bank

Credit Facility to $415 Million by Adding Two New Lenders

WHITE PLAINS, N.Y., January 8, 2013 — Fifth Street Finance Corp. (NASDAQ:FSC) (“Fifth Street”) announced today that two new lenders joined its syndicated bank credit facility led by ING Capital LLC, increasing the facility size by $35 million to $415 million from $380 million. With the addition of the two new lenders, the syndicated bank credit facility includes 12 lenders, matures on November 30, 2016 and has an accordion feature allowing for potential future expansion up to $600 million.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.

About ING Capital LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Fifth Street Finance Corp. - Investor Contact:

Dean Choksi, Senior VP of Finance & Head of Investor Relations

Fifth Street Finance Corp.

(914) 286-6855

dchoksi@fifthstreetfinance.com

Fifth Street Finance Corp. - Media Contact:

Steve Bodakowski

Prosek Partners

(203) 254-1300 ext. 141

prosek-fifthstreet@Prosek.com

ING Deal Contact:

Patrick Frisch, Managing Director

(646) 424-6912

patrick.frisch@americas.ing.com